Exhibit 99.1

Paul J. Reilly to Retire from Arrow Electronics, Inc.

CENTENNIAL, Colo.--(BUSINESS WIRE)--May 3, 2016--Arrow Electronics, Inc. (NYSE: ARW) today announced that Chris Stansbury has been named senior vice president and chief financial officer, effective immediately. He will succeed Paul J. Reilly who is retiring from Arrow effective Jan. 31, 2017.

In his new role, Mr. Stansbury will report to Michael J. Long, chairman, president and chief executive officer.

Mr. Stansbury has served for over 20 years in roles of increasing responsibility, most recently as vice president and chief accounting officer for Arrow. Previously, he held vice president of finance roles at Hewlett-Packard and PepsiCo.

“Chris’s demonstrated track record of leadership and success makes him the ideal executive to succeed Paul in leading our Finance organization,” said Mr. Long. “As an important element of our succession-planning process, Paul will continue to work closely with Chris on an orderly transition.”

“Paul has served as a trusted advisor to me, the Board of Directors, and the company. He has been an instrumental part of driving the growth and success of Arrow,” Mr. Long said. “Paul has exceptionally planned and implemented this succession process, and he will continue to work with Chris and Arrow through Jan. 31 to ensure a seamless transition. We wish him all the best in his retirement ahead.”

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 460 locations serving over 85 countries.

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Arrow Electronics, Inc.
Steven O’Brien
Director, Investor Relations
303-824-4544
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303-824-4586